Exhibit (d)(ii)(3)

AMENDMENT NO. 2 TO

SUBADVISORY AGREEMENT

THIS AMENDMENT effective as of this 21st day of September 2016 (the “Amendment”) is made to the Subadvisory Agreement (the “Agreement”) made the 1st day of June 2010, as amended, by and among Invesco Advisers, Inc., a Delaware Corporation (“Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Select Fund, a Delaware Statutory Trust (“Trust”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, Investment Adviser, Subadviser and Trust are parties to the Agreement; and

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1. The last sentence in the 1st paragraph in Section 2, titled Subadviser Duties is hereby deleted and replaced with the following:

“With respect to trading in restricted currencies or when foreign exchange trading has been otherwise delegated to the Portfolio’s custodian, however, the Subadviser shall periodically review any trades executed by a respective Portfolio’s custodian to determine that they are reasonable and are in the best interest of the Portfolio and agrees to promptly notify the Investment Adviser if a trade does not, in its reasonable determination, meet either criteria. To the extent permitted by the written investment policies of a Portfolio, as reflected in the Portfolio’s then-current Prospectus and Statement of Additional Information (“SAI”) in its Registration Statement (as defined in Section 2(a)(5) below), the Subadviser is authorized, on behalf of the Portfolio, to enter into derivatives agreements (e.g., futures account agreements, MSFTA master agreements, ISDA master agreements and related documents) and to open accounts and take other necessary or appropriate actions related thereto, in accordance with Trust Procedures (as defined in Section 2(a)(3) below). The Subadviser is also authorized, on behalf of a Portfolio, to (i) enter into brokerage agreements and other agreements and execute any documents necessary to make investments pursuant to the Portfolio’s objectives, investment policies and investment restrictions as stated in the Trust’s Prospectus and SAI as amended from time to time which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, in accordance with Trust procedures. The Subadviser is authorized to effect cross transactions between a Portfolio and other accounts managed by the Subadviser and its affiliates in accordance with Trust Procedures.”

2. Section 2(a)(1) is hereby deleted and replaced with the following:

“(1) the applicable provisions of the 1940 Act, the Advisers Act and all applicable rules and regulations and regulatory guidance thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the SEC applicable to the Trust, to the Investment Adviser (as provided to the Subadviser by the Investment Adviser), or to the Subadviser), including performing its obligations under this Agreement as a fiduciary to each Portfolio and its shareholders;”

3. The following sentence is added to the end of subsection 2(a)(9) after “variable life insurance contracts”:

“and, (10) the Commodity Exchange Act (“CEA”) and all applicable rules and regulations thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the Commodity Futures Trading Commission (“CFTC”) and/or the National Futures Association (“NFA”) to the Investment Adviser (as provided to the Subadviser by the Investment Adviser), or to the Subadviser)”

4. Subsection 2(b) is hereby amended by deleting the phrase “Section 1296 of the Code” and replacing it with “Section 1297 of the Code”.

5. The following is added to the end of subsection 2(e):

“Accordingly, if Subadviser transmits any inaccurate or erroneous trade tickets or other documentation relating to a transaction or provides such information beyond the above required timeframes, Subadviser shall be responsible for losses incurred by the Trust in accordance with the Subadviser’s trade policies and procedures unless such loss was a result of a third party or the custodian’s error, willful misfeasance, bad faith, or gross negligence in the performance of its duties.”

6. Subsection 2(f) is hereby deleted and replaced with the following:

“will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Subadviser’s valuation policy, the Trust’s policies and procedures (including its appendices) and Registration Statement (both which may be updated from time to time), the value of any of the Fund’s holdings or other assets of the Fund for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Subadviser or identifies for review by the Subadviser. Such reasonable assistance shall include (but is not limited to) providing the following valuation services for the Trust:

i. consistent with the Trust’s valuation policy and procedures, promptly notifying the Investment Adviser in the event the value of any holding of the Fund does not reasonably appear to reflect corporate actions, news, a trading halt, or other significant events that occurred prior to that day’s close of regular trading on the New York Stock Exchange (normally 4:00 p.m. eastern time); where a market quotation is not readily available or is deemed to be unreliable; or otherwise where Subadviser determines that such holding requires a review to

PSF Amdmt No.2 to Invesco Subadvisory Agmt	2
Sept 2016

determine if a fair valuation is necessary pursuant to the Subadviser’s valuation policies and procedures (each, a “Fair Valuation Event”) on the same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

ii. verifying pricing and providing recommendations for fair valuations to the Investment Adviser as a result of a Fair Valuation Event, in accordance with the Trust’s valuation policy and procedures, on a same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

iii. designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Subadviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

iv. upon the reasonable request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Portfolio; and

v. as required by applicable law, maintaining adequate records and written backup information with respect to the valuation services provided hereunder, and providing such information to the Investment Adviser or the Trust upon reasonable request. Such records shall be deemed to be Trust records.

The Subadviser shall have written policies and procedures that address the above requirements and timelines, or have a policy that states that it covers sub-advisory relationships. The Fund and the Investment Adviser acknowledge and agree that the Adviser, on behalf of each Fund, remains responsible for valuing Fund assets and that the Subadviser shall not serve as a Fund’s pricing or valuation agent. However, the Subadviser acknowledges that it is obligated to provide reasonable assistance to the Investment Adviser in connection with this Section 2(f). Subject to the last paragraph of this Section 2(f), if the Subadviser fails to communicate a Fair Valuation Event within the timeline outlined in Section 2(f) of this Agreement that directly results in the Fund experiencing a “material pricing error” (as defined in the Trust’s Pricing/NAV Corrections Policy as of the date of this Agreement to be $.01 or more per share), Subadviser shall be, pursuant to the indemnification provisions of this Agreement, responsible for the Fund’s financial impact which is incurred as a direct result of a late reported (or non-reported) Fair Valuation Event. The Investment Adviser acknowledges and agrees that (a) the valuation information provided by Subadviser is for informational purposes only, (b) in no event will Subadviser be responsible or liable for Investment Adviser’s or the Fund’s use or non-use of the information provided by Subadviser, and Subadviser makes no warranties, express or implied, regarding the accuracy or completeness of such information, and (c) Investment Adviser will use its best efforts to mitigate any loss to the Fund to the extent Subadviser fails to communicate a Fair Valuation Event within the timeline outlined in this Section 2(f).

PSF Amdmt No.2 to Invesco Subadvisory Agmt	3
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Subadviser shall not be responsible for any obligations in this Section 2(f) or have any liability for delays or failures or non-performance resulting from acts beyond its control unless such acts are or should have been addressed in Subadviser’s business continuity plan. Such acts shall include, but not be limited to, acts of God, riots, acts of war, acts of terrorism (not including cyber terrorism), and changes in applicable law or regulations, contingent upon the failure of the Subadviser’s business continuity plan due to circumstances beyond the Subadviser’s control.”

7. The following is added to subsection 2(g) to the first and second sentence after “the Advisers Act”:

“, and/or Commodity Exchange Act (including the rules and regulations of the CFTC and NFA)”

8. The following is added to the end of the 1st sentence in subsection 2(q):

“, including, in the event of any relevant regulatory exams, providing notice of any material deficiencies, and providing notice of any material changes to business operations that will likely, in the Subadviser’s reasonable determination, adversely affect the services provided by Subadviser under this Agreement, provided that the provision of such notices are permitted under applicable law.”

9. The following is added after the 1st sentence in Subsection 2(r):

“As such, the Subadviser agrees not to trade on non-public portfolio holdings information of the funds of the Trust in a manner inconsistent with applicable federal and state securities law or applicable international law, including anti-fraud provisions of such laws, or inconsistent with any internal policy adopted by the Subadviser to govern trading of its employees. Compliance with the Disclosure of Portfolio Holdings Policy includes the requirement of entering into confidentiality agreements with certain third parties who will receive non-public portfolio holdings of the funds of the Trust that meet the minimum requirements of the Disclosure of Portfolio Holdings Policy. The Subadviser will provide any such agreements to the Investment Adviser or the Trust, along with any amendments or supplements thereto, from time to time on an ongoing basis only if reasonably requested by the Investment Adviser or the Trust, provided however that the Subadviser may provide only those parts of the agreements that relate to ensuring compliance with the Trust’s Disclosure of Portfolio Holdings Policy or other Trust Procedures. ”

10. The following is added to the end of Subsection 2(v):

“The Subadviser will promptly forward to the Investment Adviser any notifications, documentation, checks or other items received regarding class action litigations involving the Portfolio.”

11. The following is added as new subsection 2(z):

“will (i) identify each position in a Portfolio that constitutes a Business Development Company (“BDC”), as that term is defined in Section 2(a)(48) of the 1940

PSF Amdmt No.2 to Invesco Subadvisory Agmt	4
Sept 2016

Act, as amended, based on the Subadviser’s methodology for identifying BDC’s for its proprietary funds, (ii) make such determinations and inform the Investment Adviser at least annually (or more often and by such date(s) as the Investment Adviser shall reasonably request) of any BDC positions, and (iii) provide other information, upon reasonable request by Investment Adviser, to assist Investment Adviser with determining the expense ratio of each BDC for expense calculation purposes.”

12. The following is added as new subsection 2(aa):

“will promptly notify Investment Adviser if Subadviser plans to change its trading strategy with respect to a Portfolio in a way that requires the Investment Adviser to register with the CFTC and NFA as a commodity pool operator or file an exemption from registration if the Investment Adviser is already registered as a commodity pool operator for the Trust. Subadviser agrees to provide reasonable advance notification (in no event less than 30 days) to Investment Adviser of the change in trading strategy so that Investment Adviser has adequate time to comply with all filing and disclosure obligations of commodity pool operators of the CFTC and NFA. Subadviser agrees that it will provide, upon request, all reasonable assistance and information necessary to Investment Adviser to comply with such CFTC and NFA requirements. Subadviser also agrees that it will take all actions required of it by the CFTC and NFA as a result of the change in status, including registration as a commodity trading adviser.”

13. The following is added as new subsection 2(bb):

“will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable regulations. Subadviser will make available to the Trust and the Investment Adviser information regarding the Subadviser’s BCP, including a plan summary as well as a summary of the results of any recent testing.”

14. The following is added as new subsection 2(cc):

“will comply with all applicable federal, state and local tax laws, including the Foreign Account Tax Compliance Act (FATCA), and upon reasonable request will provide a list of broker-dealers (including contact names and contact information) used to execute Portfolio trades to the Investment Adviser and/or its agent or custodian to assist such parties in determining whether to apply withholding tax on payments made to certain foreign financial institutions and non-financial foreign entities in compliance with FATCA. To the extent either party withholds payment of any amount in accordance with FATCA, such amounts shall not be subject to offsets. It is understood that the Subadviser does not have responsibility as withholding agent under Section 1471 of the Code for any withholdable payments made by the Investment Adviser. For U.S. brokers, the Subadviser will obtain a Form W-9 and make such form available as needed. For foreign brokers, the Subadviser agrees it will use reasonable efforts to refrain from executing Portfolio trades without first obtaining a valid Form W-8 from such broker, thus indicating the broker is FATCA compliant and no withholding is required.”

PSF Amdmt No.2 to Invesco Subadvisory Agmt	5
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15. The following is added as new subsection 2(dd):

“will take no actions that would cause a Portfolio to fail to comply with Section 817(h) of the Code, including the investor control provisions and diversification regulations of Section 817(h). With respect to Section 817(h) investor control provisions, the Subadviser will not solicit, now or in the future, any current or prospective variable contract holder of a Pacific Life Insurance Company and/or Pacific Life & Annuity Company product (“Contract Holder”) to communicate with the Subadviser regarding the selection, quality, or rate of return of any specific investment or group of investments held by the Portfolio. In addition, the Subadviser will disregard any communications from a Contract Holder (including unsolicited communications) when making investment decisions for the Portfolio. The Subadviser will certify to Investment Adviser annually (or as Investment Adviser may reasonably request from time to time) that no subadviser for the Portfolio(s) is a Contract Holder.”

16. In Section 4, titled Expenses, the following is added to the end of the second sentence:

“; provided, however that Investment Adviser shall provide written support for such cost at Subadviser’s request for any event exceeding Ten Thousand Dollars ($10,000).”

17. In Section 7, titled Compliance, the following is added to the first sentence in paragraph (b) after “in the event that the SEC” and before “has censured the Investment Adviser”:

“, CFTC, or any banking or other regulatory body”

18. Section 9, titled Books and Records, is modified by adding the following after “Section 31(a) of the 1940 Act and the rules thereunder” and before “, the Subadviser”:

“, CFTC Regulations 4.23 and 4.33, and NFA Rule 2-10”

19. Section 13, titled Liability, the current paragraph will be (a) and the following will be added as new paragraph (b):

“(b) Except as may otherwise be required by the provisions of this Agreement (including under Section 14), the 1940 Act or the rules thereunder or other applicable law, the Subadviser agrees that the Trust and the Investment Adviser, any affiliated person thereof, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Trust or Investment Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Trust’s or Investment Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of reckless disregard of the Trust’s or Investment Adviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Subadviser may have under federal or state securities laws.”

PSF Amdmt No.2 to Invesco Subadvisory Agmt	6
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20. Section 14(a), titled Indemnification, is modified by adding the following after “(other than a PL Indemnified Person) and before “provided, however,”:

“ (iii) are based upon the Subadviser’s (or its agent’s or delegate’s) breach of any provision of this Agreement, including breach of any representation or warranty, or (iv) are based upon breach of its fiduciary duties to the Trust or violation of applicable law ”

21. Section 14(b), titled Indemnification is modified by adding the following after “(other than a PL Indemnified Person) and before “provided, however,”:

“, (iii) are based upon the Investment Adviser’s (or its agent’s or delegate’s) breach of any provision of this Agreement, including breach of any representation or warranty, or (iv) are based upon breach of its fiduciary duties to the Trust or violation of applicable law”

22. In Section 15, titled Duration and Termination, “21” is added to the 2nd sentence in the last paragraph after “20” and before “of this Agreement”.

23. The following is added to the end of Section 18, titled Limitation of Liability:

“For the avoidance of doubt, obligations of the Investment Adviser hereunder are solely binding upon the Investment Adviser.”

24. Section 19, titled Notices, is hereby deleted and replaced with the following:

“Notices. All notices, consents, waivers, and other communications under the Agreement, as amended, shall be in writing and shall be given first via email to the addresses noted below and then by personal delivery to the applicable party (which includes via hand delivery service or a reliable nationally recognized overnight delivery or mail service, each of which shall provide evidence of receipt to the applicable parties) at the addresses noted below, or at such other address as each party hereto may direct by notice given in accordance with this paragraph. All notices shall be deemed effective the next business day following delivery in accordance with this paragraph.

A.	if to the Subadviser, to:

Invesco Advisers, Inc.

C/O Invesco Aim Management Group, Inc.

11 Greenway Plaza, Suite 100

Houston, Texas 77046

Attention: General Counsel

Email: IVZ-PacLifeClientReportingGroup@invesco.com

Telephone number: 713-626-1919

B.	if to the Investment Adviser, to:

Pacific Life Fund Advisors LLC

700 Newport Center Drive

Newport Beach, CA 92660

Attention: Robin S. Yonis, Vice President and Fund Advisor

General Counsel

Telephone number: 949-219-6767

Email: ContractNotifications@PacificLife.com

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C.	if to the Trust, to:

Pacific Select Fund

c/o Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 92660

Attention: Robin S. Yonis, Vice President and General Counsel

Telephone number: 949-219-6767

Email: ContractNotifications@PacificLife.com”

25. The following is added to the end of Section 20(a): “The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of Delaware for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.”

26. New paragraph 20(f) is added at the end of Section 20, titled Miscellaneous, as follows:

“(f) No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties to this Agreement. Any amendment of this Agreement shall be subject to the 1940 Act.”

27. The following is added as new Section 21, titled Confidentiality:

“In addition to other provisions of this Agreement related to confidentiality obligations of the parties, each party shall treat all non-public information about another party to this Agreement as confidential, proprietary information of such other party (“Confidential Information”). Such Confidential Information includes but is not limited to information about business operations, non-public Portfolio holdings, business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Each party shall use Confidential Information only in furtherance of the purposes of this Agreement, limit access to the Confidential Information within its organization to those employees who reasonably require access to such Confidential Information and shall not disclose such Confidential Information to any third parties except in connection with the obligations set forth in Section 2(t) hereof or as otherwise expressly provided for in this Agreement, and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information. To the extent a party discloses Confidential Information to a third party, as permitted herein, such disclosing party (a) shall ensure that, prior to such disclosure, the recipient third party is subject to commercially reasonable confidentiality obligations in writing with respect to the disclosed Confidential Information and (b) shall be deemed in breach of this Section 20 for any unauthorized disclosure of Confidential Information by such recipient third party. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is

PSF Amdmt No.2 to Invesco Subadvisory Agmt	8
Sept 2016

furnished to the applicable party by a third party having a lawful right to do so, (iii) was known to the applicable party at the time of the disclosure or (iv) is authorized in writing by the party whose Confidential Information is to be disclosed. Further, the parties are authorized to disclose Confidential Information if required by law or regulatory authorities having jurisdiction. The disclosing party shall, if permitted by applicable law, notify the other party of such disclosure as soon as reasonably practicable.”

28. The following is added as new Section 22, titled Other Regulatory Matters:

“The Investment Adviser represents and warrants that (1) it and each Portfolio is and will remain (a) an “eligible contract participant” under 7 U.S.C. Section 1A, as amended, and 17 CFR Section 1.3(m), and (b) a “qualified eligible person” under CFTC Rule 4.7; (2) that it is registered as a commodity pool operator and is a member of the NFA, where applicable, or it is not required to be registered with the CFTC or to be a member of the NFA; and (3) that it will provide Subadviser reasonable advance notification (in no event less than 30 days) of any decision to (a) alter its operation of any Portfolio for which the Investment Adviser has claimed an exclusion or exemption from registration as a commodity pool operator on behalf of a Portfolio, to then register and operate as a commodity pool operator on behalf of the Portfolio, or (b) if the Investment Adviser is registered as a commodity pool operator on behalf of the Portfolio, operate such Portfolio under an exclusion or exemption from registration with the CFTC.”

29. All other terms and conditions set forth in the Agreement are hereby confirmed and remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary

INVESCO ADVISERS, INC.

By:	/s/ Peter S. Gallagher
Name: Peter S. Gallagher
Title: Vice President

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Senior Vice President		Title: VP & Assistant Secretary

PSF Amdmt No.2 to Invesco Subadvisory Agmt	10
Sept 2016